EXHIBIT 23.5
   [LETTERHEAD OF WILLKIE FARR & GALLAGHER]




                         September 5, 1996




   Simon DeBartolo Group, Inc.
   National City Center
   115 West Washington Street
   Indianapolis, Indiana  46204

   Ladies and Gentlemen:

     We consent to the reference to our firm and to the summarization of our opinion under the caption "Federal Income Tax Considerations - Opinion of Counsel" in the Registration Statement on Form S-3 (the
   "Form S-3") of Simon DeBartolo Group, Inc. (the "Company") relating to the offer from time to time by the Company of common stock, preferred stock, preferred stock represented by depository shares and warrants to purchase common stock or preferred stock, with an aggregate offering price of up to $750,000,000 and to the incorporation by reference into the Form S-3 of (i) the summarization's of our opinions set forth in the Registration Statement on Form S-4 (the Form "S-4") (Registration No. 333-06933) of the Company under the headings "The Merger - Federal Income Tax Consequences to Holders of DRC
   Common Stock" and "The Merger - Opinion of SPG's Counsel" in the
   Form S-4 and (ii) of our opinion included as an Exhibit to the Form S-4. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                              /s/ Willkie Farr & Gallagher